EXHIBIT 10.4
EX-IM TRANSACTION SPECIFIC CREDIT AGREEMENT

THIS EX-IM TRANSACTION SPECIFIC CREDIT AGREEMENT (this “Agreement”) is entered into as of July 13, 2011 by and between ENGLOBAL U.S., INC., a Texas corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.  Certain definitions under this Agreement are set forth in Exhibit I attached hereto and made a part hereof.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1        LINE OF CREDIT.

(a)           Line of Credit for Standby LCs. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 12, 2014 not to exceed at any time the aggregate principal amount of Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000.00) (“Line of Credit”) solely related to draws on the Standby LCs (as hereafter defined) (“Advances”), which Standby LCs shall be issued for working capital purposes to provide performance guaranties related to financing the manufacture, production, purchase or services rendered and subsequent export sale of Items (as defined in that certain Borrower Agreement between Export-Import Bank of the United States (“Ex-Im Bank”) and Borrower dated July 13, 2011 (“Borrower Agreement”)) to meet the Export Order(s) specified on Schedule 1 (“Specific Export Order(s)”).  Borrower's obligation to repay Advances under the Line of Credit shall be evidenced by a promissory note dated as of even date herewith (“Revolving Credit Note”), all terms of which are incorporated herein by this reference. Advances shall be available hereunder solely in respect of drawings on Standby LCs (as hereafter defined) and not otherwise.

(b)           Limitation on Advances. Outstanding Advances under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of ninety percent (90%) of Borrower’s Eligible Export-Related Accounts Receivable (subject to reserves and adjustments set forth herein, the “Availability”). The foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Bank, in its sole discretion, may reduce the foregoing advance rate against Borrower’s Eligible Export-Related Accounts Receivable to a percentage appropriate to reflect dilution applicable to the Eligible Export Related Accounts Receivable and/or establish additional reserves against Borrower’s Eligible Export-Related Accounts Receivable.

(c)           Standby Letter of Credit. Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower for the purposes of providing a performance guarantee for certain work to be performed by Borrower or its affiliates in accordance with the Specific Export Order(s) (“Standby LCs”); provided however, that the aggregate amount of all outstanding Standby LCs shall not at any time exceed Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000.00). The form and substance of each Standby LC shall be subject to approval by Bank, in its sole discretion. No Standby LC shall have an expiration date later than one year

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from the date of issuance, subject to any extension or renewal that may be agreed to by Bank; provided that no Standby LC shall have an expiration date subsequent to the maturity date of the Line of Credit. The outstanding amount of all Standby LCs shall be reserved under the Line of Credit, draws thereon applied to and considered advances on the Line of Credit, which Line of Credit shall not otherwise be available for any other extensions of credit thereunder. Each Standby LC shall be subject to the additional terms and conditions of Bank's standard Standby Letter of Credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Standby LC shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, for the full amount of the drawing at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

(d)           Cash Collateralization of Standby LCs. If, at any time, the undrawn and unborrowed Availability is less than twenty-five percent (25%) of the aggregate face amounts of all outstanding Standby LCs, Borrower shall deposit and maintain an amount in cash at least equal to the difference between (i) twenty-five percent (25%) of the aggregate face amounts of all outstanding Standby LCs and (ii) the Availability (“Cash Collateral”), in an account designated by Bank (the “LC Account”) and grant a valid and perfected first priority security interest to Bank on said Cash Collateral and proceeds thereof to secure prompt payment and performance of all obligations under the Loan Documents.  If, at any time, any portion of a Standby LC is used to support a Warranty under the Specific Export Order(s), Borrower shall deposit and maintain Cash Collateral in and to the LC Account in an amount equal to one-hundred percent (100%) of the maximum potential commitment amount of the Warranty provided under the Specific Export Order(s) for the period between the day such Standby LC is used to support the Warranty and the expiration date of such Standby LC.  If, prior to the issuance or renewal of any Standby LC, Borrower anticipates that any portion of such Standby LC will be used to support a Warranty, then, not less than 30 days prior to the issuance or Non-Renewal Notification Date, as applicable, of such Standby LC, Borrower shall deposit and maintain Cash Collateral in and to the LC Account in an amount equal to one-hundred percent (100%) of the maximum potential commitment amount of the Warranty provided under the Specific Export Order(s) for the period between the day such Cash Collateral is provided and the expiration date of such Standby LC or next annual renewal date of such Standby LC, if such Standby LC is subject to automatic renewal.  In addition, if upon stated maturity, the Line of Credit is not renewed and any Standby LC having an expiry date later than such stated maturity date by reason of such non renewal remains outstanding, immediately upon demand by the Bank, the Borrower shall deposit and maintain Cash Collateral in and to the LC Account in an amount equal to the outstanding face amount of all such Standby LCs and in such case grants a valid and perfected first priority security interest to Bank of said Cash Collateral and proceeds thereof to secure prompt payment and performance of all obligations under the Loan Documents.  In each case, to that effect, Borrower shall execute and deliver a deposit account control agreement, as well as any other agreements or documents required by the Bank, in form and substance acceptable to Bank in its sole discretion, and will perform all registrations, deliveries and any other actions deemed by the Bank necessary and convenient to create and perfect said security interest in the Cash Collateral.

SECTION 1.2         INTEREST/FEES.

(a)           Interest. The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under any Standby LC issued under any credit subject hereto, shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note of other instrument or document executed in connection therewith.

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(b)           Computation and Payment.  Interest shall be computed on the basis of a 360 day year, actual days elapsed unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)           Ex-Im Bank Application Fee.  Borrower shall pay to Bank a non-refundable application fee equal to One Hundred and No/100 Dollars ($100), which fee shall be due and payable in full on July 15, 2011 and each renewal date.

(d)           Ex-Im Bank Facility Fee.  Borrower shall pay to Bank a non-refundable Ex-Im Bank facility fee in an amount equal to One Hundred, Forty Two Thousand, Five Hundred and No/100 Dollars ($142,500.00), which fee shall be due and payable in full on July 15, 2011 and each renewal date.

(e)           Letter of Credit Fees.  Borrower shall pay to Bank an issuance fee in an amount equal to 3.75% of the average face value of any outstanding Standby LC, which fee shall be due and payable in arrears on the last business day of June, September, December and March and on the date in which the Revolving Credit Note is due and payable in full. Borrower shall also pay to Bank fees upon the payment or negotiation of each drawing under any such letter of credit and upon the occurrence of any other activity with respect to any such letter of credit (including without limitation, the transfer, amendment or cancellation of any such letter of credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

SECTION 1.3         COLLECTION OF PAYMENTS.  Except to the extent expressly specified otherwise in any Loan Document (as defined in 0) other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by charging any deposit maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower's deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4         COLLATERAL.

(a)           As security for all indebtedness and other obligations of Borrower and each Guarantor to Bank subject hereto, Borrower hereby grants to Bank first priority security interests in (i) all Borrower's accounts receivables and other rights to payment, other than those accounts receivable owed by governmental entities, relating to the Specific Export Order(s), (ii) inventory relating to the Specific Export Order(s) and (iii) any Cash Collateral pledged in accordance with 0 (the foregoing clauses (i), (ii), and (iii), collectively, “Primary Collateral”). Borrower hereby also grants Bank a security interest in all assets of Borrower, other than Primary Collateral and general intangibles, subject to any existing security interests and liens of Bank.

(b)           All of the foregoing shall be evidenced by and subject to the terms of such security agreements, guarantees, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank and executed and delivered by the Borrower and any Guarantor party thereto. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, and audits, if any.

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SECTION 1.5         GUARANTEES.  The payment and performance of all indebtedness and all other obligations of Borrower to Bank shall be guaranteed jointly and severally by ENGlobal Corporation, ENGlobal Government Services, Inc. and ENGlobal Emerging Markets, Inc. (each a “Guarantor,” and collectively, the “Guarantors”) as evidenced by and subject to the terms of guarantees in form and substance satisfactory to Bank.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1         LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of Texas, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2         AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3        NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4         LITIGATION.  There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5         CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statement of Borrower dated December 31,2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

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SECTION 2.6         INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7         NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower or subordination in right of priority of any lien or security interest except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.8         PERMITS, FRANCHISES.  Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9         ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10       OTHER OBLIGATIONS.  Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11      ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12       EX-IM BANK GUARANTEE.  The obligations of Borrower to Bank subject to this Agreement are, and shall continue to be until all such obligations have been paid in full, guaranteed as to 90% of the amount thereof by Ex-Im Bank.  Every statement, representation and warranty of Borrower in (a) the Borrower Agreement and (b) the U.S. Small Business Administration/Ex-Im Bank Joint Application for Working Capital Guarantee (“Joint Application”), and (c) each other document pertaining to the credits contemplated by this Agreement, is true and correct as of the date hereof and in each case Borrower has not omitted any material fact necessary to make such statements not misleading..

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ARTICLE III
CONDITIONS

SECTION 3.1                                CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)           Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)           Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(1)           This Agreement and each promissory note or other instrument or document required hereby.

(2)           The Borrower Agreement required by Ex-Im Bank together with the Joint Application for Working Capital Guarantee, Economic Impact Certification and Consents of Guarantors, if any.

(3)           The Specific Export Order(s).

(4)           Exceptions to the Ex-Im Bank Working Capital Guarantee Program approved by Ex-Im Bank in writing.

(5)           Certified copies of resolutions of Borrower’s and each Guarantors’ board of directors, then in full force and effect authorizing the execution, delivery, and performance of this Agreement, the Revolving Credit Note, the guarantees, and each other Loan Documents to be executed by such party.

(6)           Certified copies of Borrower’s and each Guarantors’ constitutive documents including by-laws and articles of incorporation and certificates of good standing.

(7)           A certificate dated as of the date hereof from Borrower’s and each Guarantors’ corporate secretary as to (i) the matters set out in subclauses (4) and (5) and (ii) the incumbency and signatures of Borrower’s and each Guarantor’s officers authorized to act with respect to Agreement, the Revolving Credit Note, and each other Loan Document to be executed by such party.

(8)           The guarantees required under Section 1.5, duly executed and delivered by each Guarantor.

(9)           The security agreements required under Section 1.4.

(10)           Such other documents as Bank may require under any other Section of this Agreement.

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(c)           Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and the Guarantors, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any Guarantor.

(d)           Insurance.  Borrower and each Guarantor shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation.

(e)           Personal Property Appraisals.  Bank shall have obtained, at Borrower's cost, an appraisal of all Borrower's inventory, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its discretion.

SECTION 3.2         CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)           Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)           Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c)           Additional Standby LC Documentation. Prior to the issuance of any Standby LC, Bank shall have received an Application for Standby Letter of Credit, completed and duly executed by Borrower.

(d)           Payment of Fees.  Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1         PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein , and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on Advances applicable thereto.

SECTION 4.2         ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

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SECTION 4.3         FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)           not later than 90 days after and as of the end of each fiscal year, audited financial statements with full disclosure, or Form 10-K if such person is required to submit a Form 10-K with the Securities and Exchange Commission (the “SEC”), of Borrower and each Guarantor;

(b)           not later than 45 days after and as of the end of each quarter, quarterly financial statements, or Form 10-Q if such person is required to file Form 10-Q with the SEC, of Borrower and each Guarantor;

(c)           not later than 30 days after and as of the end of each month, (i) a borrowing base certificate; (ii) an aged listing of all accounts receivable and accounts payable for that month and reconciliation of accounts; and (iii) immediately upon each request from Bank, a list of the names and addresses of all Borrower's account debtors;

(d)           Borrower will provide on a quarterly basis a certificate of compliance signed by its Senior Financial Officer showing compliance with all financial covenants, and within 30 days of the end of each fiscal year end a financial projection for at least the next fiscal year consisting of income statement, balance sheet, and cash flow statement broken down by quarter;

(e)           from time to time such other information as Bank may reasonably request.

SECTION 4.4        COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5         INSURANCE.  Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6        FACILITIES.  Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7        TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

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SECTION 4.8         LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

SECTION 4.9         FINANCIAL CONDITION.  Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)           Total Liabilities divided by Tangible Net Worth not greater than 2.25 to 1.0 at each quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities, and with “Tangible Net Worth” defined as the aggregate of total stockholders' equity less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals.

(b)           Fixed Charge Coverage Ratio not less than 1.75 to 1.0 as of each fiscal quarter end commencing September 30, 2011, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as EBITDA minus cash taxes, divided by interest expense, plus the current maturity of long term debt, where EBITDA is net income, plus interest expense, plus income taxes, plus depreciation and amortization, plus 123R Stock compensation expense, minus any non-cash charges related to the Southern Louisiana Ethanol lawsuit.  Current maturity of long term debt includes both the current portion of long term debt and short term loans (loan with tenors of 12 months or less, not including the Line of Credit).

(c)           For the second fiscal quarter of 2011 only, determined as of fiscal quarter end defined as June 30, 2011, EBITDA not less than $1,250,000.00, where EBITDA is net income, plus interest expense, plus income taxes, plus depreciation and amortization, plus 123R Stock compensation expense, minus any non-cash charges related to the Southern Louisiana Ethanol lawsuit.

SECTION 4.10       NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

SECTION 4.11       COLLATERAL AUDITS.  Permit Bank to audit all Borrower's collateral required hereunder, with such audits to be performed from time to time at Bank’s option by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank's costs and expenses of each audit to be reimbursed in full by Borrower.  Bank shall not be required to share the results of the audit(s) with Borrower, any Guarantor or any other third party.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

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SECTION 5.1         USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2        CAPITAL EXPENDITURES.  Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00)

SECTION 5.3        OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower not to exceed One Million and No/100 Dollars ($1,000,000.00) in indebtedness in any 12 month period for the unsecured financing of insurance premiums, and (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.4        MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

SECTION 5.5         GUARANTEES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.6         LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and disclosed on Schedule 5.6 attached hereto.

SECTION 5.7         DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.

SECTION 5.8         PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's accounts receivable and inventory now owned or hereafter acquired, except any of the foregoing in favor of Bank.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1         The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)           Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)           Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

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(c)           Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)           Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank.

(e)           Any decision by the Bank not to renew any other credit agreement, credit facilities or other financial accommodations with the Borrower in each case upon stated maturity date or expiry date and which Event of Default caused thereby shall take effect upon the Bank’s notice to the Borrower of such decision not to renew.

(f)           Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)           (i) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property, in either case in excess of Two Hundred Fifty Thousand and No/100 Dollars($250,000.00), and the failure of Borrower to remove such lien or abstract within thirty (30) days; (ii) the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor, in either case in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and the failure of Borrower to remove such levy or writ within thirty (30) days; (iii) the entry of a judgment against Borrower or any Third Party Obligor; or (iv) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(h)           There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents, and with respect to any such event or condition that by its nature can be remedied or cured, such event or condition shall continue for a period of thirty (30) days from its occurrence.

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(i)           The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(j)           Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of forty-nine percent (49%) or more of the common stock, members' equity or other ownership interest (other than a limited partnership interest).

(k)           The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in any real property collateral required hereby.

SECTION 6.2         REMEDIES.  Upon the occurrence of any Event of Default:  (a) all principal and accrued and unpaid interest outstanding under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, or any notices of any kind, including without limitation notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1         NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2         NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:                ENGLOBAL U.S. INC.
    654 N Sam Houston Pkwy E
Houston, TX 77060
Attn:  John R. Beall

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BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION Wells Fargo International Group 1000 Louisiana St., Suite 400 Houston, TX 77002 Attn: Graciela Garcia

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3         COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4         SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 7.5         AMENDMENT.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6         NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7         TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

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SECTION 7.8        SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9         COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10       GOVERNING LAW, JURISDICTION, ETC.

(a)           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Texas, without reference to the conflicts or choice of law principles thereof.

(b)           Submission to Jurisdiction.  The Borrower and each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Texas sitting in the County of Harris and of the United States District Court of the Southern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state court or, to the fullest extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.2.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e)           Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO

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ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.11      SAVINGS CLAUSE.  It is the intention of the parties to comply strictly with applicable usury laws.  Accordingly, notwithstanding any provision to the contrary in the Loan Documents, in no event shall any of the Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”).  If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with any of the Loan Documents, or in any communication by Bank or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under the Loan Documents shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this paragraph shall govern and control; (b) neither Borrower nor any other person or entity now or hereafter liable for the payment of any of the Loan Documents shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by Bank, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if any of the Loan Documents has been or would be paid in full by such credit, refunded to Borrower; and (d) the provisions of each of the Loan Documents, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate.  The right to accelerate the maturity of the Loan Documents does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration.  Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of such Loan Documents, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Bank.  The terms of this paragraph shall be deemed to be incorporated into each of the other Loan Documents.

To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Bank hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Bank’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

SECTION 7.12       RIGHT OF SETOFF; DEPOSIT ACCOUNTS.  Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower's obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect.  Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

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SECTION 7.13      BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

SECTION 7.14      CONFLICT WITH BORROWER AGREEMENT. In the event a conflict exists between this Agreement and the Borrower Agreement, the most stringent provision shall apply.

NOTICE:  THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE INDEBTEDNESS.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER	BANK
ENGLOBAL U.S, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	By:
Title:	Title:

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Schedule 1 – Specific Export Order(s)

Caspian Sea Project
Country of Export:                Russia
Contract Price:
Contract Number:                 REPC-LCS-038A
Contract Date:                       __________________
Parties:                                   Caspian Pipeline Consortium
ENGlobal U.S., Inc.

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Exhibit I
Certain Definitions

“Accounts Receivable”  means all of Borrower’s now owned or hereafter acquired (a) “accounts” (as such term is defined in the UCC), other receivables, book debts and other forms of obligations, whether arising out of goods sold or services rendered or from any other transaction; (b) rights in, to and under all purchase orders or receipts for goods or services; (c) rights to any goods represented or purported to be represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) moneys due or to become due to such Borrower under all purchase orders and contracts (which includes Export Orders) for the sale of goods or the performance of services or both by Borrower (whether or not yet earned by performance on the part of Borrower), including the proceeds of the foregoing; (e) any notes, drafts, letters of credit, insurance proceeds or other instruments, documents and writings evidencing or supporting the foregoing; and (f) all collateral security and guarantees of any kind given by any other Person with respect to any of the foregoing.

“Buyer” means a person that has entered into one or more Export Orders with Borrower or who is an obligor on Export-Related Accounts Receivable.

“Eligible Export-Related Accounts Receivable” means Export-Related Accounts Receivable which are acceptable to Bank and which are deemed to be eligible pursuant to the Loan Documents, but in no event shall Eligible Export-Related Accounts Receivable include any Account Receivable:

(a) that does not arise from the sale of Items in the ordinary course of Borrower's business;

(b) that is not subject to a valid, perfected first priority security interest in favor of Bank;

(c) as to which any covenant, representation or warranty contained in the Loan Documents with respect to such Account Receivable has been breached;

(d) that is not owned by Borrower or is subject to any right, claim or interest of another person other than the security interest in favor of Bank;

(e) with respect to which an invoice has not been sent;

(f) that arises from the sale of defense articles or defense services;

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(g) that arises from the sale of Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with Ex-Im Bank’s prior written consent;

(h) that is due and payable from a Buyer located in a country with which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule described in the Borrower Agreement;

(i) that does not comply with the requirements of such Country Limitation Schedule;

(j) that is due and payable more than one hundred eighty (180) days from the date of the invoice;

(k) that is not paid within sixty (60) calendar days from its original due date, unless it is insured through Ex-Im Bank export credit insurance for comprehensive commercial and political risk, or through Ex-Im Bank approved private insurers for comparable coverage, in which case it is not paid within ninety (90) calendar days from its due date;

(l) of a Buyer for whom fifty percent (50%) or more of the Accounts Receivable of such Buyer do not satisfy the requirements of subclauses (j) and (k) above;

(m) that arises from a sale of goods to or performance of services for an employee of Borrower, a stockholder of Borrower, a subsidiary of Borrower, a person with a controlling interest in Borrower or a person which shares common controlling ownership with Borrower;

(n) that is backed by a letter of credit unless the Items covered by the subject letter of credit have been shipped;

(o) that Bank or Ex-Im Bank, in its reasonable judgment, deems uncollectible for any reason;

(p) that is due and payable in a currency other than United States Dollars, except as may be approved in writing by Ex-Im Bank;

(q) that is due and payable from a military Buyer, except as may be approved in writing by Ex-Im Bank;

(r) that does not comply with the terms of sale set forth in Section 7 of the Loan Authorization Agreement;

(s) that is due and payable from a Buyer who (i) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or calls a meeting of its creditors, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) takes any action for the purpose of effecting any of the foregoing;

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(t) that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(u) for which the Items giving rise to such Accounts Receivable have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts Receivable otherwise do not represent a final sale;

(v) that is subject to any offset, deduction, defense, dispute, or counterclaim or the Buyer is also a creditor or supplier of Borrower or the Account Receivable is contingent in any respect or for any reason;

(w) for which Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(x) for which any of the Items giving rise to such Account Receivable have been returned, rejected or repossessed;

(y) that is included as an eligible receivable under any other credit facility to which Borrower is a party;

(z) any of the Items giving rise to such Accounts Receivable are Capital Goods within the meaning of the Borrower Agreement, unless the transaction is in accordance with Section 2.14 of the Borrower Agreement;

(aa)  that is due and payable from a Buyer that is, or is located in, the United States; provided however, that this subsection (aa) shall not preclude an Export-Related Accounts Receivable arising from the sale of Items to foreign contractors or subcontractors providing services to a United States Embassy or the United States Military located overseas from being deemed an Eligible Export-Related Accounts Receivable; or

(bb) that arises from the sale of Items that do not meet the U.S. Content requirements in accordance with Section 2.01(b)(ii) of the Borrower Agreement.

“Export Order”  means a documented purchase order or contract evidencing a Buyer’s agreement to purchase the Items from Borrower for export from the United States, which documentation shall include written information that is necessary to confirm such purchase order or contract, including identification of the Items, the name of the Buyer, the country of destination, contact information for the Buyer and the total amount of the purchase order or contract; in the case of Indirect Exports, such documentation shall further include a copy of the written purchase order or contract from a foreign purchaser or other documentation clearly evidencing a foreign purchaser’s agreement to purchase the Items.

“Export-Related Accounts Receivable”  means those Accounts Receivable arising from the sale of Items which are due and payable to Borrower in the United States.

“Items” shall mean the finished goods or services which are intended for export from the United States, meet the U.S. Content requirements in accordance with Section 2.01(b)(ii) of the Borrower Agreement and are specified in Section 4.A. of that certain Loan Authorization Notice executed by Secured Party in connection with the Credit Agreement on July 13, 2011 and submitted to Ex-Im Bank.

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“Indirect Exports” shall mean finished goods or services that are sold by a Borrower to a Buyer located in the United States, are intended for export from the United States, and are identified in Section 4.A.(2.) of the Loan Authorization Agreement.

“Loan Authorization Agreement” means, as applicable, the duly executed Loan Authorization Agreement, Fast Track Loan Authorization Agreement, or the Loan Authorization Notice, setting forth certain terms and conditions of the Line of Credit, a copy of which is attached  as Annex A to the Borrower Agreement.

“Loan Documents” means the Loan Authorization Agreement, this Agreement, the Revolving Credit Note, the Ex-Im Transaction Specific Security Agreement, dated July 13, 2011 entered into by the Borrower in favor of the Bank and all other instruments, agreements and documents now or hereafter executed by the applicable Borrower, the Bank or Ex-Im Bank evidencing, securing, guaranteeing or otherwise relating to the Line of Credit.

“Non-Renewal Notification Date” means, for any Standby LC containing an auto-renewal feature, the deadline by which Bank must notify the beneficiary of its decision not to renew such Standby LC.

“UCC”  means the Uniform Commercial Code, as the same may be in effect from time to time in the State of Texas.

“Warranty” means Borrower’s guarantee to a Buyer that Items will function as intended during the warranty period set forth in the applicable Export Order.

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